                                                                    EXHIBIT 10.2

         The full unredacted copy of this Agreement is subject to a request for confidential treatment. Confidential portions have been omitted and the full unredacted copy of this agreement has been filed separately with the Securities and Exchange Commission.



                             THE WIDECOM GROUP INC.
                         55 CITY CENTRE DRIVE, SUITE 500
                      MISSISSAUGA, ONTARIO, CANADA L5B 1M3
                               PH: (905) 712 0505
                               FAX: (905) 712 0506

                          PRIVATE-LABEL / OEM AGREEMENT

THIS AGREEMENT is made on the 8th day of September, 1996 between The WideCom Group Incorporated, a company incorporated under the laws of the Province of Ontario, Canada whose registered office is at 55 City Centre Drive, Suite 500, Mississauga, Ontario, Canada, L5B 1M3 (hereinafter called "WideCom"), and Scan Group (1991) Ltd. whose registered office is at P.O.Box 10525, Haifa Bay 26114, Israel, Hereinafter called "SGI".

Whereas

(A)      SGI manufactures high end wide-format color scanners.

(B) Widecom manufactures low cost wide-format monochrome and color scanners.

(C) SGI is desirous of reselling Widecom color scanners under its own brand name, and incorporating Widecom color-scanner engine in a product to be created by SGI.

(D) Both firms wish to co-operate in joint marketing efforts, and joint promotions, as necessary.


1.       Definitions

1.1      In this agreement:

         (a) "Product or Base Product" means the SLC436-Color Scanner hereto as manufactured and marketed by WideCom from time to time or as may be amended from time to time by agreement in writing.


         (b) "Pure Direct Competition" means products based on Widecom's scan engine, that have no difference, or no real value differentiation, over Widecom's stand alone scanner.

         (c) "Applications" shall mean the applications of the Production for purposes other than that of a stand alone scanner.

         (d)      "OEM" shall mean private labeling or branding of equipment.

2.       Product Scope

SGI will take Widecom's base product and create products for the following applications:

         (a) Color separation card and or software, for Windows and Unix Platforms, as a primary function of the unit.

         (b) SCSI interface card and software for Windows and UNIX Platforms. Note: Widecom will not develop a competitive SCSI/UNIX interface for at least 3 years, and will resell this interface to its customers, and offer it to its other OEMs.

         (c) Vectorisation on the fly Software and Hardware for Windows and UNIX Platforms.

                  SGI may use ATIL to do these product developments, but will insure that ATIL signs and abides to the non-disclosure and non-compete agreements.

3.       Prospect Protection
                  Both parties agree not to encroach
                  upon or undermine the other party's efforts in recruiting specific dealers, distributors or OEMs. In this regard, Widecom recognizes that SGI has had an ongoing relationship with the following firms, and that SGI wishes to approach such firms with products created from Widecom's base scan-engine technology, and Widecom will support these actions within the term defined hereunder

                    USA: *

                    Europe: * - Germany
                              - Germany
                              - Germany
                              - Austria
                              - Slovakia

                  SGI must show progress in its efforts to recruit these firms as resellers on a bi-monthly basis, to maintain such protection. The protection will be for a period of a maximum of 6 months if SGI has not been able to finalize an agreement with the above noted firms within that period. Extended protection beyond the six months will require bi-monthly updates that show real progress is being made to Widecom's satisfaction. If any of these firms approach Widecom directly, and an agreement is entered upon within 5 years of this date then Widecom will provide SGI an override commission for purchases by that firm from Widecom. This commission will be $40.00 per unit.

4.       Mutual Marketing Actions

4.1(a) Widecom offers SGI access to one of its U.S. offices (Atlanta, Chicago or other), where SGI may at its option establish its primary U.S.

*THIS ITEM HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION FOR CONFIDENTIAL TREATMENT.

         facility. Widecom will allow SGI staff temporary access to its showrooms and meeting rooms in its other facilities, based on mutual convenience.

4.1(b) If needed, SGI may at its own cost install call forwarding or call answering services at other offices.

4.1(c) The only costs that Widecom will be responsible for is provision of space for the primary SGI office, whereas SGI will be responsible for the rest of its costs (e.x. telephone, e.t.c.).

4.1(d) Widecom will not be obligated to maintain an office for more than one year, or provide this service beyond this period, unless mutually agreed.

4.2(a) Widecom intends to participate at the following tradeshows over the next six months:

         Show:                   Dates                 Location     Booth Size
         GovCAD'96               September 23 to 25    Virginia     20x30
         A/E/C Systems Fall      October 29 to 31      Florida      20x20
         AutoFact                November 12 to 14     Detroit      20x20
         GIS/LIS'96              November 19 to 21     Colorado     10x20
Widecom invites SGI to participate in these tradeshows at Widecom booth.

4.2(b) Widecom will allow SGI one overhead sign on the channel joining two columns (as depicted in appendix-A). Along with the overhead sign, SGI can put up two posters on the columns of size 3'x4'. All signage must be pre-approved by



         Widecom, to insure no conflicting message is portrayed. It is understood that the product that SGI will display can be competitive to other Widecom products in the booth, as long as such product incorporates Widecom's scan-engine. Widecom will not be able to provide overhead signage if the booth is less than 20'x20'.

4.2(c) For the show participation, SGI will be responsible for its own shipping, drayage or staff costs. Widecom will only be responsible for providing the space on the booth, carpet, and its standard booth. All other costs will be borne by SGI. Joint participation in tradeshows other than the above, will be mutually agreed upon by both parties, as necessary, on an ongoing basis.

4.2(d) SGI will inform Widecom in writing at least 60 days prior to each tradeshow, of its intent to participate. If SGI fails to attend at a tradeshow, after confirming its intent to participate, Widecom may withdraw its invitation to participate in future trade shows.

4.3 Lead sharing: Both parties agree to share leads that are more suited to the other party's Widecom-based product. That is, for the products that are in pure direct competition, neither party is obligated to share leads. Both parties agree to share leads for Widecom- technology-based products that either party has developed that can better meet the specific demands of a customer. For example, if the SGI labeled product contains a special vectorization boards or other related imaging enhancements, that are not offered by Widecom, and are required by the customer, then Widecom will pass this lead to SGI.

4.4 SGI agrees to the use of its name and reference in Widecom advertising and testimonial literature. That is, Widecom wishes to use advertising and testimonial literature that conceptually says that SGI provides the best & highest quality color scanner on the market, and uses that to enhance its credibility, since SGI has chosen the Widecom technology for its low cost product. This will be created in a manner that enhances both SGI & Widecom's stature in the market, and does not take away or hinder anything from SGI's products that are in pure-competition with Widecom. Widecom will use this to promote its technology, and no specific finished product. Each one the advertisements or literature will have to be approved by SGI.

5. Non-disclosure/Non-compete Both parties have entered into a mutual non-disclosure agreement, which is attached as appendix-B. SGI affirms that other than with respect to the proposed business relationship between the parties, it is neither engaged in nor intends to be engaged in either directly or in directly any business involving single line contact scanning module technology. SGI agrees not to enter any such business during the 5 (five) year period following the date of this agreement.

6. Production/Sub-contract Widecom will consider favorably the possibility of producing the new SGI scanner (based on Widecom technology) at their plant in India. SGI will provide all documentation needed for this production. The new scanner developed by SGI will be owned solely by SGI and its production rights will not be allowed to be handed to a third party.

7.   Territory, Commitment, Price & Quality Assurance

7.1 Territory: For the European market, the basic unit that Widecom supplies is limited in the form of a Color-Separation-Scanner or SCSI/UNIX-Scanner or Vectorisation-Scanner unit. For the first 12 months, the stand-alone scanner base-unit will not be sold by SGI in the European market, except for the above noted application/configuration.

7.2      *

7.3      *

7.4 Product Updates: In case that Widecom will change the specifications of the scanner in the future, they will update SGI with the full hardware and software documentation prior to introducing the new product to the market.

7.5      *

7.5 Quality Assurance: Widecom undertakes to provide to SGI units that will show image that resolves the test chart created by both parties, and attached in appendix-C. The scanner specifications will be as follows:

         a. The scanner should support scanning in RGB mode of at least 24 bit per pixel.
         b.       The scanner should be able to produce consistent colors.
         c.       Scanning area of at least A0 for every color mode.
         d.       The scanner should scan in true 400 dpi resolution.

8.       Termination

8.1 Either party may terminate this agreement forthwith by notice in writing sent thirty (30) days in advance:

*THIS ITEM HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION FOR CONFIDENTIAL TREATMENT.

         (a) upon bankruptcy, insolvency of liquidation of either party (except for voluntary liquidation to effect a reconstruction on terms to which the other party has previously consented to in writing);

         (b) upon any material change to the ownership or management of either party which the other party considers detrimental to its interest;

         (c) if either party commits a irremediable breach of the terms of this agreement.

8.2 Notwithstanding termination of this agreement SGI and ATIL shall remain bound by the obligations to respect WideCom's confidential information, non-competition and industrial property rights.

9. Applicable Law: This agreement shall be construed under and governed by the law of the Province of Ontario, Canada. Further, the parties hereto agree that any claims or controversy arising between them our of, or in conjunction with the provisions of this agreement shall be finally settled in accordance with the rules of conciliation arbitration of the International Chamber of Commerce. In addition, the parties agree to comply with the applicable laws of Canada and the territory regarding disclosure requirements and limitations of payments imposed by subject territories.


IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and year first above written.



                                               /s/
---------------------------------------        --------------------------------
 On Behalf Of The Scan Group (1991) Ltd.       Refoel Moshe




                                               /s/
---------------------------------------        --------------------------------
 On Behalf Of The WideCom Group Inc.           Suneet Tuli

                                   APPENDIX A

Picture of an overhead sign to be used by SGI in connection with certain tradeshows which the Company has invited SGI to participate in with the use of the Company's booth.

                                   APPENDIX B

                            NON-DISCLOSURE AGREEMENT
                         Made this 11th day of July 1996

By and among SCAN GROUP LTD., having a place of business at 22 Humusshim St. P.O. Box 0425 Halfa 26114, Israel; and THE WIDECOM GROUP INC., having a place of business at 55 City Centre Drive, Suite 500, Mississauga Ontario, Canada.

1. RECITALS. The parties hereto acknowledge that from time to time, Widecom may make known to Recipient certain confidential information in furtherance of mutual business interests which is deemed to be confidential, secret and/or proprietary to Widecom.

2. DEFINITION. "Confidential Information" shall mean all information designated as "Confidential Information", (as provided in Paragraph 3) and disclosed by Widecom to Recipient, including, but not limited to, any electronic configurations, component specification, logic diagrams and equipment designs associated with the Scanner/Plotter/Facsimile Project. The term "Confidential Information" shall not include any information which:

         2.1 Is now generally known or available or which hereinafter through no act or failure on the part of Recipient becomes generally known or available; and provided that the term "generally known" shall not include piecemeal reconstruction or reverse engineering of the "Confidential Information";

         2.2 Is hereafter fumished to Recipient by a third party without restriction on disclosure, where such third party legally obtained such information and the right to disclose it to Recipient or

         2.3 is independently developed by Recipient without violation of any legal rights which Widecom may have in such information.

3.       DISCLOSURE and PROTECTION.

         As to any information provided to Recipient by Widecom, such disclosure shall be deemed "Confidential Information" if:

         a) The confidential information in written or other tangible form is marked "Confidential" or

         b) Information disclosed orally is identified as confidential in writing to Recipient within 72 hours of meeting and may not be disclosed in any part prior to said Letter of Identification.

4. Recipient shall use "Confidential Information" for the purpose of this Agreement only and shall not disclose "Confidential Information" or any part thereof to any other person, corporation or other organization without prior written authorization of an officer of Widecom.

5. This Agreement shall remain in force and effect for two (2) years from the date of the last transfer of "Confidential Information" between the parties.


IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.



SCAN GROUP LTD.                            THE WIDECOM GROUP INC.


By: /s/                                    By: /s/
    --------------------------------           --------------------------------
    Rofoel Moshe                               Suneet Tuli
    TITLE: President                           TITLE: Executive Vice President
    Date:  11/7/96                             Date: 11/7/96

                                   APPENDIX C

It is agreed that units of SLC 436-Color Scanner will be tested by both companies using the test chart as follow:



Test Chart # .83.001


Test Chart maid by: EDMUND SCINTIFIC
                    Barlington
                    New Jersey 08607
                    USA

----------------------------                         -------------------------
Scan Group Ltd.                                      Widecom

OEM PURCHASE AND SALE AGREEMENT


An Agreement made and entered into on 15 November 1996 between (1) THE WideCom GROUP INCORPORATED, having its principal place of business at 55 City Centre Drive, Suite 500, Mississauga, Ontario, Canada L5B 1M3, hereinafter referred to as "WideCom" and (2) THE IMTEC GROUP LIMITED, having its principal place of business at 168 Honeypot Lane, Stanmore, Middlesex HA7 lLB, England, hereinafter referred to as "Imtec"

Whereas

(A) WideCom has designed and produced a Document Scanner known as the WideCom SLC436

(B) WideCom is engaged in the development of further document scanning devices, particularly an enhanced version of the SLC436 sensor array for 400 dots per inch scanning

(C) Imtec is engaged in the manufacture and distribution of equipment and supplies for the engineering document market

(D) Imtec is desirous of having a source of supply of document scanners and WideCom is willing to supply such scanners to Imtec

(E) Imtec is desirous of having a source of supply of components and knowhow related to document scanning devices for incorporation into machines of Imtec design and manufacture and WideCom is willing to supply such components and knowhow to Imtec

1. Definitions

(A) "Product" shall mean complete SLC436 scanner, or derivative and related scanning machines, or a set of the major components used in the machines, as defined in Appendix 1

(B) "Components" shall mean elements of the 5LC436 scanner, its derivative and related products, such as the image sensing components, printed circuit boards, drive motor ,illumination components and software code as defined in, but not limited to, the list in Appendix 1 of this Agreement.

(C) "Parent machine" shall mean the WideCom machine such as the SLC436 which uses the parts defined as the "Components"

(D) "Derived Product" shall mean any Imtec machine which is built using Components supplied by WideCom under this Agreement.

(E) "Exclusive Territory" mean shall those countries listed in Appendix 2, paragraph 1

(F) "Non-Exclusive Territory" shall mean the World, save for the Exclusive Territory.

(G)      "Territory" shall mean the Exclusive and the Non-Exclusive Territory.

(H) "Intellectual Property" shall mean patents, trade marks (or applications therefor) copyright, design rights, know-how an d confidential information.

(I) "Applications" shall mean the applications of the Product for the purposes of stand alone scanning, and for integration of the Product into a device which combines electronic document capture with microfilm document capture


2.          SALES PURCHASE AND DISTRIBUTION

2.1
Imtec agrees to purchase from WideCom and WideCom agrees -to supply the Products to Imtec on a continuous basis on the terms and conditions set forth-in this Agreement.

2.2
Widecom agrees to appoint Imtec as its sole and exclusive distributor for the Product, subject to the Applications and the ordering requirements pursuant to paragraph 3.1, in the Exclusive Territory subject to clause 2.3 below. Furthermore WideCom shall grant Imtec non-exclusive distribution rights for other territories as defined in Appendix 2, paragraph 2. WideCom agrees to allow Imtec to promote itself as the appointed distributor in the Territory and further shall allow Imtec to appoint sub-distributors and dealers as it sees fit. Imtec shall be free to sell the Product to OEM distributors for purposes other than the Applications, subject to giving notice of contact with any such OEM distributors to WideCom, and subject to the approval of WideCom which shall not be unreasonably withheld.

2.3
WideCom shall be free to appoint further distributors to operate within the Territory subject to the following conditions:

2.3.1
The price of the Product to Imtec shall be no more than the price of the Product to any other distributor, even if this means that the price to Imtec must be reduced to meet this condition.

2.3.2
The performance specification of the Product supplied to any other distributor shall not exceed the performance specification of the Product supplied to Imtec, unless the improved specification offered by WideCom is declined by Imtec.

2.3.3
If WideCom grant distribution rights to a third party over territory that includes the Exclusive Territory then this other distributor must have its own worldwide marketing organization and shall be granted rights to the rest of the world in addition to the aforementioned Exclusive Territory.

2.3.4
WideCom shall notify Imtec of any discussions with third parties which reach agreement of intent to appoint the third party as a distributor within the Exclusive Territory. Any discussions with third parties shall be held confidential until there is formal written agreement to proceed with distribution of the Product. WideCom shall require any third party to agree such confidentiality in writing.

2.3.5
Where possible WideCom shall give at least six (6) months notice of the commencement of supply to any other distributor which may operate in the Exclusive Territory. In the case that a price reduction to Imtec will result, pursuant to paragraph 2.3.1, then this price reduction shall take effect from the time at which notice is served. If the period of notice given by WideCom is less than six (6) months, then Imtec shall be free to adjust any outstanding purchase orders, notwithstanding the conditions of paragraphs 3 and 4.

2.3.6
WideCom shall be free to appoint further distributors for sale of the Product for any express purpose not included in the Applications, subject to the conditions set out above in this clause save for 2.3.3

WideCom agrees to allow Imtec to freely distribute the Imtec Derived Products without restriction.

WideCom agrees to supply the Components to Imtec on an exclusive basis for the purposes of integration into Imtec scanner and scanner/microfilm camera products, and shall not supply the Components to any third party for the purposes of construction of machines of similar function or application, except under the conditions set out above.


3. Order Procedures

3.1 *

This order quantity and delivery schedule shall be dependent on the specification, performance and manufacturing quality of the Mark 2


*THIS ITEM HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION FOR CONFIDENTIAL TREATMENT.

version of the SLC 436 being judged by Imtec to be of satisfactory standard for the market in the Exclusive Territory, and to there being no appointment of any third party distributors pursuant to paragraph 2.3. The order shall also be subject to amendment following discussions between the parties in the case of substantial changes in the general market volumes and selling prices within the Exclusive Territory.

To facilitate the efficient continuing supply of the Products by WideCom, Imtec will place a firm purchase order for the Products which covers the shipments to be made in the fourth calendar month following the calendar month in which the order is placed.



Orders will specify the following items:

         a)       Order Number and order date

         b)       Description and Quantity of the Products

         c)       Unit Price and total price

         d)       Means of shipment and required delivery time

         e)       Shipping destination

         f)       Month of shipping

A purchase order placed by Imtec with WideCom may by agreement in writing be altered in respect of means of shipment and shipping destination at any time prior to shipment.

Each purchase order shall be treated as a separate contract between the parties, and failure to perform any such separate contract shall not alone be reason to determine performance under this Agreement as a whole.

Imtec shall place further purchase orders for the supply of the Product to follow on a continuous basis from the initial purchase order. Imtec shall be the sole and exclusive distributor in the exclusive Territory, save for the conditions of paragraph 2.3, 50 long as the annual order quantities shall be sufficient to give Imtec a market share within the Exclusive Territory which is approximately equal to the market share of WideCom in the North American market for the same annual periods.

3.2
WideCom shall, without unreasonable delay but in any case within one (I) month of receipt of a firm purchase order, inform Imtec that WideCom accepts the order so long as it is in accordance with Section 3.1 and previous reservation orders as defined in Section 4. WideCom shall not refuse any order from Imtec which is in accordance with this Agreement.

3.3
In the case of a firm purchase order which includes material terms or conditions which deviate from those stipulated in this agreement, WideCom may, at its discretion, either refuse to accept the order or propose to Imtec that the particular terms or conditions are amended or deleted.

4.       Reservations and forecast

Imtec shall provide WideCom with Reservation orders and a purchase forecast as follows:

4.1
Imtec shall each month place a reservation order for the Products, which covers shipments to be made in the fifth calendar month following the calendar month in which the reservation order is placed. Such reservation orders shall be subject to agreement by WideCom.

4.2
Imtec may alter the quantity of Products in a reservation order before converting it to a firm purchase order. This quantity alteration may be an increase or decrease, but shall not exceed 25% of the original reserved quantity


4.3
Imtec shall each month place a forecast for the purchase of Products, which will cover the shipments to be made in the six (6) months period commencing with the sixth (6) month following the month in which the forecast is placed. Such forecasts are indicative only and do not create an offer to purchase the Products.


5.       Prices and Payment

5.1
The Prices for the Products are defined in Appendix 1. These Prices are FOB Noida, and shall include adequate protective packing for shipping by normal methods. These Prices shall be maintained for the first eighteen (18)months following the date of signing of this Agreement.

Imtec and WideCom will discuss and agree the prices which will take effect eighteen (18) months from the date of this Agreement and thereafter at eighteen
(18) month intervals. The price of the Product shall not be increased by more than the percentage change of the UK Retail Price index during the preceding eighteen (18) month period.

5.2
The Prices defined in Appendix 1 are based on an exchange rate of 1.55 US Dollars to one Pound Sterling. If the rate of exchange moves outside the range of 1.45 to 1.65 US Dollars to one pound sterling, then the loss or gain to Imtec of the exchange rate being outside the range shall be equally shared with WideCom, such losses or gains being calculated from the upper and lower limits of the range. The exchange rate used in computing any losses or gains shall be the spot exchange rate prevailing in London at the time that transfer payments are made. The parties should issue invoices at quarterly intervals for any payments due pursuant to the above. Such invoices should be paid by the other party within thirty (30) days.

5.3
Payment will be made by Telegraphic Transfer to a bank nominated by WideCom, within ninety (90) days of receipt of the shipment.

5.4
Payment shall be made in United States Dollars.


6.       Delivery

Shipment of the Products shall be made FOB Noida in accordance with the Incoterms in effect at the date of shipment. Subject to satisfactory inspection as set out in Section 7, WideCom shall deliver the Products in accordance with the necessary instructions from Imtec. Any item shall be deemed to have been delivered to Imtec when title to and risk of such item pass on the basis of
Section 6.2 below. WideCom shall advise Imtec about the specifics of shipment immediately the information is available.


6.2
Title and risk to any Products to be purchased will pass to Imtec when the Products are placed on board at FOB port of export in Noida, suitably packed and marked for delivery as mutually agreed.

7.       Quality and Inspection

7.1
The Products to be shipped to Imtec will meet the specific quality requirements as detailed in Appendix 3. In addition to these requirements all items shipped shall function correctly, be free from defects such as external scratches, corrosion, paint defects, and meet normal engineering standards of workmanship for build quality and finish.

7.2
WideCom will inspect Products prior to shipment to Imtec. Imtec may, at their discretion, give concessions on quality, but only if the concession is requested in writing by WideCom and accepted by Imtec in writing prior to shipment. Products received by Imtec shall be subject to inspection pursuant to the terms of Section 7.1 within a reasonable time of arrival at their destination. WideCom will be notified in writing within fifteen (15) days of arrival of any Products which do not meet satisfactory quality levels, and these Products will be rejected back to WideCom for replacement, at no cost to Imtec.

7.3
In the event that the Product delivered is consistently not of merchantable quality, then Imtec reserves the right to cancel any outstanding orders until quality problems are resolved to their satisfaction. If the problems cannot be resolved to the satisfaction of Imtec then Imtec may terminate the agreement pursuant to paragraph 17.

8.       Continuity of Supply

In the event that WideCom is unwilling or unable to supply the Products within the period of this Agreement, then WideCom shall supply to IIrLtec all the information and data necessary to allow Imtec to produce the Products. This information and data shall be supplied free of charge, within 14 days of request by Imtec, and shall include but not be limited to all documents, drawings, patent licences, manufacturing rights, supplier information and know how necessary for the manufacture of the Products.

9.       Spare Parts

WideCom shall continue ~o supply reasonable quantities of Components for use as spare parts for at least five (5) years after the expiry or termination of the Agreement.

10.      Documentation and Training

WideCom shall provide Imtec with all necessary documentation needed for the integration of the Components into Imtec Derived Products and allow Imtec to repair, service and maintain the Products. This documentation shall include dimension mechanical drawings detailing mounting holes and fixing points, electrical schematic diagrams of individual circuit boards (with the exception of the specifications relating to the FPGA circuits, and of the Averaging PCB for the Colour scanner only), electrical interconnections and all other relevant data concerning the successful installation of the Components in the Derived Products.

WideCom shall, before the first delivery of Products, provide a training course for up to four (4) Imtec engineers regarding the operation, maintenance and repair of the Products. The training course may be held in either England or Canada, and at WideCom's expense except for any travel and subsistence expenses for either WideCom or Imtec staff which will be borne by Imtec.

All documentation and training shall be in the English language.

11.      Developments, Improvements and Modifications

11.1
WideCom shall keep Imtec informed of Product developments within the scope of
Section 1 (A) of this Agreement, and shall offer such developments to Imtec under the terms of this Agreement.

11.2
WideCom shall only introduce modifications to the Products supplied under this Agreement if these modifications are considered by WideCom and Imtec to be improvements. All proposed modifications must be formally accepted in writing by Imtec prior to introduction.
All modifications which affect performance, compatibility with other parts and physical changes which affect fitting to Imtec Derive& Products must be notified in writing by WideCom at least four (4) months before delivery.
No price increase as a result of a modification will be accepted by Imtec unless the increase has been accepted by Imtec in writing.

12.      Warranties

12.1
WideCom shall warrant the quality of material and workmanship of the Products for a period of twelve (12) months from date of the Bill of Lading of the shipment. WideCom will within a reasonable period replace any defective Products free of charge, and send the replacements on a CIF basis, provided that Imtec has a) sent a written notice of the defect to WideCom, together with a technical description thereof promptly after the defect is found, or in any case within twelve months of the shipment of the Component b) Sent the allegedly defective component to WideCom for inspection, if so requested by WideCom

12.2
WideCom shall not be responsible for any defects caused by transportation or storage conditions after loading at the FOB port, or for inadequate installation or maintenance by Imtec.

13.      Intellectual Property

If any third party should bring a suit or any other form of legal claim against Imtec resulting from an alleged infringement of Intellectual Property as a result of the use or sale of the Products then Imtec shall inform WideCom of this action in writing without delay and in any case within thirty (30) days of receipt.

WideCom shall hold Imtec harmless in the case of any claim or suit brought by a third party concerning infringement of Intellectual Property provided that: a) The Products have not been altered by Imtec in such a way as t~ have caused the infringement b) The alleged infringement relates to the Products supplied by WideCom and not the configuration of these Components in the Imtec designed Derived Product


14.      Trade Marks

Imtec shall be allowed to sell the Products under the Imtec trade mark, and to sub-license such right to sub-distributors. The Components supplied to Imtec shall be built into Derived Products manufactured by Imtec, and sold under the Imtec trade mark or any other trade mark allowed by Imtec under their terms of distribution of the Derived Product.


15.      Confidentiality and Non-Competition

15.1
Each party will hold confidential any information or data from the other party which relates to the Product and the business between the parties in connection with this Agreement. The information shall include, but not be limited to, any design drawings, data, process technology, technical and market know how, pricing and sales data, and ideas and suggestions related to the Product or the business. Each party shall hold such information confidential, and shall not disclose it to any third party without the written permission of the supplying party, except when the information is required for the maintenance and repair of the Product by third party distributors. Each party shall ensure that confidential information is only disclosed to those employees who need this information for the business between the two parties.

15.2
Neither party shall be restricted from disclosing information which becomes generally known to the public by no fault of either party, or which was known to a party prior to this Agreement, or which is independently obtained or developed by one of the parties.

15.3
Imtec affirms that other than with respect to the proposed business relationship between the two parties, it is neither engaged in nor intends to be engaged in, either directly or indirectly, any business involving single line contact scanner technology which involves products which are in direct competition to the Products, either existing or known to Imtec to be in development. Subject to Imtec continuing to be the sole and exclusive distributor in the Exclusive Territory for the Products pursuant to paragraph 2.2, Imtec agrees not to enter any such business during the five (5) year period following the date of this Agreement unless Imtec gives WideCom sixty (60) days notice thereof and proves to WideCom's reasonable satisfaction, prior to such entry, that Imtec is not utilizing any of the Confidential Information in connection with this Agreement.


16.      Product promotion
Imtec shall promote the Products by means of exhibitions, advertising, press editorial features and other methods. For each six (6) month period thereafter Imtec shall agree a programme of marketing promotion with WideCom. WideCom agrees to assist Imtec with subsidies 50% of the cost the floor space of the agreed trade shows, and 50% of the insertion costs of the agreed advertising expenditure. Other items of promotional expenditure may also be subsidized, subject to case by case agreement by WideCom. Imtec will issue invoices for the agreed subsidies to WideCom at quarterly intervals. Such invoices shall be payable by WideCom within thirty (30) days.


17.      Term
This Agreement shall take effect on the day it is signed by authorized representatives of both parties. This Agreement shall remain in force for a period of eight (8) years for the date of signing, unless earlier terminated pursuant to Section 19. Imtec shall be the sole and exclusive distributor for the Products, pursuant to paragraph 2, for an initial period of three (3) years, subject to the provisions of paragraph 2.3. Imtec and WideCom shall meet at least six (6) months before the end of this period to discuss the renewal of these sole and exclusive marketing rights, which renewal shall not be withheld if Imtec is marketing the Product effectively.

An extension to the Agreement may be negotiated at the request of either party provided that such negotiation shall start not later than nine (9) months prior to the expiry of this Agreement.

18.      Force majeure
Neither party shall be liable for delays in or failure of performance due to causes beyond such party's reasonable control, or Acts of God, strike, lockout or other interference with work, war declared or undeclared, blockade, disturbance, fire, legal acts of public authorities, unavailability or delay of transportation or any other causes beyond the reasonable control of either party. In the event of any delay or failure the affected party shall promptly give notice to the other party giving details of the force majeure, and shall make its best efforts to remove the force majeure as soon as possible.

The performance of the affected party shall be deemed suspended so long as and to the extent that any force majeure continues, provided however that after one hundred and twenty (120) consecutive or cumulative days the other party, at its sole discretion, may terminate the Agreement without liability.

19.      Early termination
If any party hereto fails or refuses to perform any of its obligations under the prime terms of this Agreement and shall continue such failure or refusal for a period of sixty (60) days after having received written notice thereof , then the party giving such notice may terminate the Agreement forthwith by sending written notice to the defaulting party. Written notices will be sent pursuant to
Section 21.

20.      Non-Assignability
Neither party may, in whole or in part, assign, transfer, pledge, encumber or otherwise dispose of this Agreement or any interest, right or obligation created thereunder to any third party, without the prior consent of the other party to this Agreement.

21.      Notice
All notices specifically required by this Agreement shall be in writing in the English language and shall be sent by registered airmail or by telex or facsimile subject to confirmation within 15 days of receipt of such telex or facsimile, unless otherwise instructed by written notice of the other party:

If to WideCom:  WideCom Group Incorporated
                55 City Centre Drive,
                Suite 500,
                Mississauga,
                 Ontario,
                Canada L5B 1M3,
                Attention : S. Tuli, Director
                Facsimile:  001 416 566 0181


If to Imtec:       The Imtec Group Limited
                   168 Honeypot Lane
                   Stanmore
                   Middlesex HA7 lLB
                   England

          Attention : S. Brewster, Director
          Facsimile : UK 181 204 9496
          Telex     : UK 924574 Imtec G

The notices shall be deemed to have been duly served, and made unless otherwise specifically provided for in this Agreement, i) when registered airmail shall have been deposited in. the mail, postage pre-paid, or ii) when such telex or facsimile shall have been received by the other party, subject to receipt by such other party of the confirmation thereof by registered mail, postage pre-paid, within fifteen (15) days.


22.      Disputes
This Agreement shall be governed by the laws of England and both parties submit to the non-exclusive jurisdiction of English courts, and the rights and obligations of the parties shall be enforceable accordingly.


In witness whereof, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the date first above written.

The Imtec Group Ltd                      Widecom Group Inc





/s/_________________________             /s/________________________
   Signed by Starr Brewster                 Signed by:  Suneet S. Tuli
   Title:  Managing Director                Title:  Executive Vice President

                                   APPENDIX 1


         This exhibit is filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                                   APPENDIX 2



1  EXCLUSIVE TERRITORIES:
United Kingdom                           Spain
France                                   Portuga1
Holland                                  Sweden
Belgium                                  Denmark
Germany                                  Finland
Italy                                    Norway
Switzerland                              Greece
Austria                                  Cyprus
Poland                                   Turkey
Czech Republic                           Malta
Hungary                                  Serbia
Bosnia                                   Eire
Croatia


2  NON EXCLUSIVE TERRITORIES:

All countries not listed in Paragraph 1.

                                   APPENDIX 3



         This exhibit is filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.